EXHIBIT 99.1

Gryphon Gold Announces Third Quarter Financial Results

February 10, 2006 — Vancouver, BC and Denver, CO. Gryphon Gold Corporation (GGN: TSX) (the “Company”) today announced financial results for the third quarter ending December 31, 2005.

For the nine month period ended December 31, 2005 the Company had a loss of $3,188,834 or $0.12 per share compared to a loss of $1,654,985 or $0.11 per share in the nine months ended December 31, 2004 on fewer shares outstanding. Exploration expenses during the nine month period ending December 31, 2005 were $1,764,827 or 53% of total expenses during the period compared to $744,373 or 45% of total expenses in the nine month period ended December 31, 2004. The increase in spending was related to the definition drilling program and feasibility study initiated in May 2005. The definition drilling program is ongoing and the feasibility study is anticipated to be completed in the second calendar quarter of 2006. During the nine months ended December 31, 2005 a total of 94 reverse circulation holes were drilled on the Borealis property, compared to 32 holes during same period in 2004.

For the three month period ended December 31, 2005 the Company had a net loss of $1,557,646 or $0.05 per share compared to a net loss of $490,505 or $0.03 per share in the same period in the prior year. Operating expenses, excluding costs directly related to completion of our initial public offering (IPO), totaled $1,591,567 during the quarter ended December 31, 2005 compared to $498,812 in the same period in the prior year. Our largest costs are exploration expenses incurred on our Borealis property and in the quarter ended December 31, 2005 they reached $926,361 or 58% of our total expenses, compared to $104,288 or 21% of total expenses in the quarter ended December 31, 2004. The increase in spending was related to the ongoing definition drilling program and feasibility study, initiated in May 2005, and also the costs of continuing permitting activities. During the quarter a total of 39 reverse circulation drill holes were completed, no drilling was carried out during the prior year quarter.

Head Office: Suite 360-390 Union Blvd. — Lakewood, CO – 80228 — USA
Vancouver Office: 810-1130 W. Pender St. — Vancouver, BC – Canada — V6E A4A
Toll Free: 1.866.261.2229

Full financial statements and securities filings are available on our website www.gryphongold.com and at www.sec.gov or www.sedar.com.

For further information contact: Ph. 604-261-2229 www.gryphongold.com	Thomas Sitar, Chief Financial Officer tsitar@gryphongold.com or Tony Ker, Executive Vice President and tker@gryphongold.com

Gryphon Gold is a Nevada corporation in the business of acquiring and developing gold properties in the United States. Gryphon Gold’s principal asset is the Borealis property, located in the Walker Lane gold belt in Western Nevada, which the company is advancing towards production. The Borealis property has Canadian NI 43-101 accredited 1.25 million ounces of measured and indicated mineral resources and 0.7 million ounces of inferred mineral resources.

This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to our feasibility study and our exploration program. Such forward-looking statement reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward looking statements.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. Gryphon Gold is subject to reporting requirements in Canada which permit the disclosure of resource data in accordance with Canadian NI 43-101. We use certain terms on this press release, such as “measured,” “indicated,” and “inferred” “resources,” that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form SB-2 File No. 333-127635, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.